Exhibit 10.8

DATED THIS                        DAY OF                                20

Between

GLORIOUS PIE LIMITED

and

SERVICES AGREEMENT

SERVICES AGREEMENT

THIS AGREEMENT is made on the           day of                               20    .

BETWEEN:

1)
GLORIOUS PIE LIMITED, a company incorporated with limited liability under the laws of the British Virgin Islands with registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands (the "Company"); and

2)
(the "Service Provider")

WHEREAS:

A.	The Company specializes in the provision of consultancy services and trading business, inter alia, the provision or arrangement of service providers for landscape and ecological improvement projects.

B.	The Service Provider specializes in carrying out landscape and other architectural construction works.

C.
The Company has entered and/or shall enter into various agreements for the performance of greenery consultancy services to its Client the ("Agreement for Greenery Consultancy") with various PRC companies specializing in landscape engineering and ecological improvement- related works (the "Work") mainly in Guangdong Province, PRC (the "Clients") for various projects of a 10-year period from 2006 to 2016 (the "Projects" and each of them the "Project").

D.
The Company agrees to engage the Service Provider to carry out and complete each of the Projects as per the requirements stipulated under the Agreement for Greenery Consultancy (the "Services"), subject to the supervision of the respective Clients and the Company.

E.	The Company shall procure each Client and the Service Provider to enter into a separate agreement as a memorandum to this Agreement, which shall set out the terms between the two parties in accordance with this Agreement (the "Separate Agreement(s)"), in respect of the scope of work. The Separate Agreements are governed by and executed according to the laws of the PRC and shall only come into effect when the Company is declared bankrupt or sued by any party in any legal proceedings (a "Triggering Event"). The purpose of signing the Separate Agreements is to mitigate the risks of having uncompleted work.

F.
 The Service Provider is being engaged as an independent contractor to the Company and therefore shall be rewarded for performing the Services in consideration of the Company through its Representative, paying the sums and in the manner as outlined in Clause 5 and the Term sheet (as defined in Clause 1 hereunder) and set out in details in the Separate Agreement if applicable.

In consideration of the mutual promises herein contained and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:-

1.           DEFINITIONS AND INTERPRETATIONS

1.1	For the purpose of this Agreement the following words and expressions shall have the respective meaning assigned to them:

"Agreement"	means this Services Agreement;

"Business Day"	means a day (excluding Saturday, Sunday or any day on which a tropical cyclone warning signal no. 8 or above or a black rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are generally open for business in Hong Kong and the PRC;

"Commencement Date"	means the date of this Agreement;

"Consideration"	means the consideration net of any tax

or levy for the provision of the Services to be stipulated in the Term Sheet which is to be paid in RMB or any other currency acceptable by the party being paid;

"Hong Kong"	means the Hong Kong Special Administrative Region of PRC;

"Party"	means the Company or the Service Provider;

"Parties"	means the Company and the Service Provider;

"PRC"	means the People's Republic of China;

"Proiect(s)"	means the landscape and ecological improvement project(s) as contemplated in the Sourcing Agreement for Personnel;

"Representative"	means the individual appointed by the Company to receive payment on its behalf;

"RMB"	means Renminbi, the lawful currency of the PRC:

"Services"	means the activities to be undertaken by the Service Provider pursuant to the terms of this Agreement and the Separate Agreement;

"Service Fees"	means the amounts outlined in the Term Sheet and as set out in the Separate Agreement;

"Term"	means the effective term of this Agreement as defined in Clause 3 of this Agreement.

"Term Sheet"	means the term sheet to be supplied by the Company to the Service Provider for each Project specifying the Consideration, completion arrangements, quantity, quality and description of the Materials for each Project, in the form set out in Schedule I of this Agreement.

1.2	In this Agreement:

(a)	All references to clauses, sub-clauses and Schedules are to clauses, sub-clauses and Schedules of this Agreement.

(b)
Words importing the singular number only shall include the plural number and vice versa; words importing the masculine gender only shall include the feminine gender; and words importing persons shall include corporations, firms, partnerships, bodies corporate, corporations, associations, joint ventures, organisations and trusts (in each case whether or not incorporated and whether or not having a separate legal personality)

(c)	The clause headings in this Agreement are inserted for ease of reference only and shall not affect the construction or interpretation of this Agreement.

(d)
References to this Agreement or any other document include references to this Agreement, its recitals and the Schedules or such other document as varied, supplemented and/or replaced in accordance with this Agreement from time to time.

(e)	References to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective lawful successors, permitted assigns or transferees.

(f)
References to "writing" include telex, e-mail and facsimile transmission legibly received except in relation to any certificate, report, notice or other document which is expressly required by this Agreement to be signed, and "written" has a corresponding meaning.

(g)
In the case of conflict or ambiguity between any provision contained in the body of this Agreement and any provision contained in any Schedule, the provision in the body of this Agreement shall take precedence.

2       APPOINTMENT

 The Company hereby appoints the Service Provider, and the Service Provider hereby agrees, to carry out and complete the Services upon the terms of this Agreement and the Separate Agreement.

3       TERM

 This Agreement shall commence on the Commencement Date and shall continue for a period of ten (10) years or unless it is terminated pursuant to Clause 9.

4       SCOPE OF WORK AND RESPONSIBILITIES OF THE PARTIES

4.1
The Service Provider shall, in carrying out the Services as set out in the Clients' respective Term Sheets, its Statement of Work pursuant to Schedule II and the Separate Agreement, to exercise due care and skill and act in a professional manner and shall use its best endeavours to procure that all its employees and agents do likewise.

4.2
The Service Provider together with its personnel who are suitably skilled and appropriately experienced are qualified to perform the tasks required in the Clients' Projects in a competent and workmanlike manner in accordance with the applicable industry standards.

4.3	The Service Provider shall supervise and ensure that its personnel comply with the list of tasks outiined in the Term Sheet and detailed in the Separate Agreement.

4.4	The Service Provider shall enter into the Separate Agreement with each Client in the terms which are to be agreed by the Service Provider and the Client under the facilitation of the Company.

4.5	The Company shall make the necessary payments to the Service Provider promptly in accordance with Clause 5 and on the payment date as stipulated in the Term Sheet.

4.6
The Company is entitled to hold up any payment due to the Service Provider if there are any disputes or doubts expressed by the Clients on their level of satisfaction of the Work completed. If there are no such disputes or doubts received by the Company in writing from the client within 30 days of the completion of work by the Service Provider, it shall be regarded that the Clients are satisfied with the work done by the Service Provider and the Company shall pay the Service Provider in accordance to the terms set out in Ciause 5.

5       CONSIDERATION & PAYMENT

5.1
In consideration of the Service Provider providing the Services in the Project, the Company agrees to pay to the Service Provider 30% of the Service Fees as deposit of the Project(s) upon the acceptance of the Term Sheet through its Representative.

5.2
Within 3 days after the completion of the Project(s) to the Client's satisfaction, the Company shall pay the remaining balance of the Consideration (i.e. 70% of the Consideration) and all reasonable out of pocket expenses (if any) in accordance with the commercial terms and payment terms as outlined in the Term Sheet and detailed in the Separate Agreement to the Service Provider.

6       STATUS AS THE SERVICE PROVIDER

6.1	In carrying out the Services, the Service Provider shall, at its own costs and expenses, conform with all relevant laws and regulations applicable to it.

6.2	The Service Provider is appointed by the Company hereunder only for the purposes and to the extent stated in this Agreement.

6.3	The Service Provider is an independent contractor of the Company and is not the employee, agent or partner of the Company.

7.      WARRANTIES & LIABILITIES

7.1
Subject to the limitations in Clause 8, each party (called the Indemnifying Party in this Clause) shall indemnify and keep indemnified the other party (called the Indemnified Party in this Clause) against any and all losses, costs, expenses, claims, demands, proceedings, damages and other liabilities incurred or suffered by the Indemnified Party as a result of any breach of warranty given in this Agreement by the Indemnifying Party.

7.2	The Service Provider represents, warrants and undertakes to the Company that:

(a)	it will undertake the Services with all reasonable skill and care;

(b)	it will provide competent and well-qualified personnel in sufficient number for the provision of the Services; and

(c)
the Services will be provided in a timely and professional manner and in accordance with each Client's manpower requirements and project plan and will conform to the standards generally observed in the industry for similar services.

8           RESTRICTED COVENANTS

8.1
 The Service Provider shall not, during the term of this Agreement or any extensions thereof, either directly or indirectly, whether by himself or through or in conjunction with any other party or howsoever otherwise:-

8.1.1	divert or attempt to drive any business or customer, including but not limited to the Clients, of the Company to any competitor or any other party, or do or perform any other act injurious or prejudicial to the goodwill associated with the Company's reputation; or

8.1.2	enter into any contracts or arrangements with any other company or individual so as to directly or indirectly compete in any way with the business of the Company; or

8.1.3	employ or seek to employ any person who is at that time employed by the Company or agents or representatives of the Company, or otherwise induce such person to leave his employment; or

8.1.4	carry on or be involved in any other similar projects except the projects as stipulated in the Term Sheets.

9        LIMITATION OF LIABILITIES

9.1	Neither party excludes or limits its liability to the other party in respect of;

(a)	death or personal injury or otherwise to the extent prohibited by applicable law; or

(b)	any fraud or for any sort of liability that, by law, cannot be limited or excluded; or

(c)	any loss or damage caused by a deliberate breach of this Agreement.

9.2
Subject to Clause 8.1 above, in no event will either party's total liability based on contract or tort or negligence or statutory liability arising out of or in connection with this Agreement exceed 100% of the total Fees payable to the Service Provider by the Client for the Services provided under the terms of this Agreement.

9.3
It is hereby expressly agreed that in no event shall any party be liable to the other party for consequential, collateral, special, incidental or indirect damages (such as, without limitation, loss of revenue, loss of profits, loss of business, loss of goodwill) or any punitive or exemplary damages of any kind whatsoever, even if advised of the possibilities of such damages in advance.

10      TERMINATION

10.1	Either party (the "Non-Defaulting Party") may terminate this Agreement forthwith by giving written notice to the other party (the "Defaulting Party") if the Defaulting Party:-

(a)
defaults in the performance of any of its obligations under this Agreement and such default (being capable of remedy) is not remedied within 15 days after the Non-Defauiting Party has given written notice requiring the Defaulting Party to remedy the same;

(b)	defaults in the performance of any of its obligations under this Agreement which by its nature cannot be remedied;

(c)	engages directly or indirectly in any attempt to defraud the Non-Defauiting Party;

(d)	is unable to pay all or any of its debts as they become due or if becomes insolvent or makes any assignment for the benefit of its creditors;

(e)	is liquidated or dissolved or any proceedings are commenced by, for or against it under any bankruptcy, insolvency laws or law providing for the appointment of a receiver or trustee in bankruptcy; or

(f)
in the case of the Service Provider, acts dishonestly or persistently neglects its duties hereunder or refuses to comply with any reasonable instructions or directions given by the Service Provider in relation to the carrying out of the Services. Neither termination nor expiration of this Agreement shall release either party from any obligation to pay any monies due to the other party or operate to discharge any liability incurred by either party prior to such termination or expiration.

10.2	Each party shall give the other notice in writing of any change in its name or address.

11     ASSIGNABILITY

Neither party may assign any of its rights or benefits, or transfer or purport to transfer any of its duties or obligations, under this Agreement to any third party without the prior written consent of the other parly. Any such attempted assignment or transfer shall be null and void.

12         WAIVER

No single or partial exercise of, or failure or omission to exercise or delay in exercising any right, power, claim or remedy vested in any party under or pursuant to this agreement or otherwise shall affect, prejudice or constitute a waiver by such party of such or any other right, power, claim or remedy.

13          ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Parties in relation to the transactions contemplated by this Agreement, and supersedes and cancels in all respects all previous letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties with respect to the subject matter of this Agreement, whether such be written or oral.

14         AMENDMENT

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

15         SEVERABILITY

If at any time one or more of the provisions of this Agreement is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions of this Agreement shall not thereby in any way be affected or impaired.

16         COUNTERPARTS

This Agreement may be executed in any number of counterparts and by either Party on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

17         TIME

Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned in this Agreement and as to any date and period which may by written agreement between or on behalf of the Parties be substituted for them.

18         COSTS AND EXPENSES

Each party shall bear all its own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, execution and completion of this Agreement.

19         NOTICES

19.1
Ail notices, requests, demands and other communications required to be given or made under this Agreement shall be in writing and delivered or sent to the other party by hand or by registered mail (airmail, if outside the sender's country or territory) or by facsimile or email confirmed in writing by registered mail dispatched within twenty-four (24) hours of the facsimile or email dispatch in question, and shall be addressed to the appropriate party at the address set out in this Agreement or to such other address as such party hereto may from time to time designate to the others of them in writing.

19.2
Any notice, request, demand or other communication given or made to the relevant party shall be deemed to have been received in the case of communications in writing and delivered by hand on the date of delivery against written receipt, in the case of written communications sent by registered mail on the date which is two (2) business days in the case of local maii or five (5) business days in the case of overseas mail after the mailing thereof, and in the case of a facsimile or e-mail one (1) day after the date of dispatch thereof.

20        GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in all respects in accordance with, the laws of Hong Kong and the parties hereby submit to the non exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE I

TERM SHEET

Name of Project          :

Service Provider         :

Consideration              :

Payment Terms : (1) (2)	30% to be paid upon acceptance of this term sheet 70% to be paid within 3 days after the completion of this project

Payment Date : (1) (2)

Task Specifications:	Detailed Tasks:

Types of Tasks:

Task Type 1 in Chinese in accordance with terms used in the separate agreement tasks translated into English

Task Type 2

Project Specifications:

Types                            :

Completion Date                                          : On / Before

Project Location(s)                                      :

SCHEDULE II

STATEMENT OF WORK

In consideration of the payment of the Service Fees, the Service Provider hereby agrees to:

1.	provide all necessary personnel including but not limited to architects, engineers, landscape designers and construction workers required by the Client for the completion of each of the Project;

2.	ensure all workers it supplies to the Client comply with the landscaping project plans, schedules and tasks set out by the Client pursuant to the Separate Agreement;

3.	monitor the on-site safety and security of its personnel to the Projects; and

4.	provide necessary consultancy services regarding other manpower-related issues as required by the Service Provider and the Client from time to time throughout the duration of each of its project.

all in accordance with the terms of this Agreement and the Separate Agreement and in compliance with the project plan.

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by
Tai Chi Yip	For and on behalf of
its director
for and on behalf of
GLORIOUS PIE LIMITED

In the presence of: -	Authorized Signature(s)

SIGNED by

In the presence of: -